UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 8, 2023

SHARECARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39535	85-1365053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
255 East Paces Ferry Road NE, Suite 700
Atlanta, Georgia 30305
(Address of principal executive offices)
Registrant's telephone number, including area code: (404) 671-4000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SHCR	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of common stock, each at an exercise price of $11.50 per share	SHCRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.02. Results of Operations and Financial Condition.

On November 9, 2023, Sharecare, Inc. (the "Company") issued a press release announcing its financial results for the third quarter ended September 30, 2023. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in this Item 2.02, including the press release attached as Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2023, the Company announced that Brent Layton, a current member of the Company’s board of directors (the “Board”), will be appointed chief executive officer (“CEO”), effective January 2, 2024. At that time, Jeff Arnold, the Company’s current CEO, will transition to the role of executive chairperson of the Board (“Executive Chair”), remaining active in the business day-to-day and working closely with Mr. Layton.

Mr. Layton, age 56, has served as a member of the Board since January 2023. Mr. Layton currently serves as senior advisor to the CEO of Centene Corporation (“Centene”), and he previously served as President and Chief Operating Officer of Centene.

There are no arrangements or understandings between Mr. Layton and any other persons pursuant to which he was appointed as CEO of the Company, and Mr. Layton does not have a familial relationship with any member of the Board or any executive officer of the Company. Centene is a customer of the Company and the Company received approximately $875,000 from Centene in 2022. As a result of such customer relationship, Mr. Layton may be deemed to have a direct or indirect material interest with respect to the Company’s transactions with Centene as contemplated by Item 404(a) of Regulation S-K.

In connection with this appointment to CEO, the Company expects to enter into an employment agreement with Mr. Layton, providing for an annual base salary of $500,000 and a cash bonus opportunity equal to 100% of base salary, tied to performance thresholds. Mr. Layton will also receive a one-time equity incentive grant on and in connection with the commencement of his employment consisting of 10 million restricted stock units (“RSUs”) and three million performance stock units (“PSUs”). The RSUs will vest quarterly over a three-year period, subject to continued employment. The PSUs will be subject to vesting based on specified performance criteria to be determined by the Compensation & Human Capital Committee (the “C&HC Committee”) of the Board. Future equity awards will be subject to the discretion of the C&HC Committee. Mr. Layton will also be entitled to severance equal to the sum of (a) his base salary, (b) his actual bonus and (c) an amount equal to 24 times the monthly COBRA charge and the ability to be covered by the Company’s group health plan for such period. Mr. Layton will participate in the Sharecare, Inc. Change in Control Plan (the “CIC Plan”), utilizing a two times multiplier for qualifying terminations; provided that with respect to Mr. Layton’s outstanding equity and long-term awards, he would only be entitled to pro-rata vesting in the event of a qualifying termination following a change in control occurring prior to November 8, 2024 (versus full vesting under the existing terms of the CIC Plan). Mr. Layton is also party to the Company’s standard form of indemnification agreement, a form of which was previously filed by the Company as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 8, 2021.

In connection with his transition from CEO to Executive Chair and in support of the transition to Mr. Layton assuming the role of CEO, on November 8, 2023, Mr. Arnold received a one-time RSU grant with a fair market value (based on the trailing 30-day VWAP) equal to $5.0 million. The RSUs will vest quarterly over a three-year period. The RSUs will also be subject to the same accelerated vesting conditions in connection with a change in control as set forth above for the awards granted to Mr. Layton. In addition, the terms of Mr. Arnold’s outstanding unvested equity awards were amended to provide for acceleration of vesting in the event of Mr. Arnold’s termination as Executive Chair without cause or resignation for good reason (in each case, as defined in his employment agreement). The economic terms of Mr. Arnold’s employment as set forth in his existing employment agreement will otherwise remain in place.

In addition, on November 8, 2023, the Company and Jaffry Mohammed, Chief Operating Officer, agreed that Mr. Mohammed would be leaving the Company to pursue other opportunities.

Item 8.01. Other Events.

On November 9, 2023, the Company issued a press release announcing Mr. Layton as the Company’s next CEO, and Mr. Arnold’s transition to Executive Chair. A copy of the press release is attached as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit	Description
99.1	Press Release, dated November 9, 2023, reporting the Company's results for the third quarter ended September 30, 2023.
99.2	Press Release, dated November 9, 2023.
104	Cover Page Interactive Data File (formatted as inline XBRL and included as Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARECARE, INC.
Dated: November 9, 2023
By: /s/ Justin Ferrero
Name: Justin Ferrero
Title: Chief Financial Officer